EXHIBIT 99.1

For further information contact:

James L. Eccher, President and CEO

630-966-2433

Old Second Bancorp’s CFO Doug Cheatham to Retire

Aurora, IL. (February 7, 2017)-— Old Second Bancorp, Inc. (NASDAQ: OSBC), parent company of Old Second National Bank, today announced that J. Douglas Cheatham, Executive Vice President, Chief Financial Officer and a member of the Board of Directors, will retire from the Company and the Board, effective March 15, 2017.

“We appreciate Doug’s many years of service to our Company, community and shareholders and thank him for his role in the growth of our franchise over that time. We wish Doug and his family the very best in retirement and this next phase of his life,” said James L. Eccher, President and Chief Executive Officer, Old Second Bancorp, Inc.

The Company also announced it has initiated a search for Cheatham’s successor.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc. is a diversified bank holding company headquartered in Aurora, IL. The Company operates through its subsidiary, Old Second National Bank, with 27 banking offices across seven counties in northern Illinois. At December 31, 2016, the Company had $2.2 billion in assets. Old Second Bancorp, Inc.’s common stock trades on The NASDAQ Stock Exchange under the symbol OSBC. More information about the Company is available by visiting the “Investor Relations” section of its website www.oldsecond.com.